Exhibit 99.1
PolyOne Corporation and Subsidiaries
Pro Forma Condensed Consolidated Financial Information (Unaudited)
On February 28, 2011, PolyOne Corporation (“we”, “us” or “our”) and Olin Corporation (“Olin”) entered into a Purchase Agreement (the “Purchase Agreement”), and completed the transactions contemplated by the Purchase Agreement (the “Closing”). Prior to the Closing, 1997 Chloralkali Venture, LLC (formerly known as 1997 Chlorakali Venture, Inc.), a wholly owned subsidiary of PolyOne (“1997 CVI”), and Olin SunBelt, Inc., a wholly owned subsidiary of Olin, each owned a 50% interest in the Sunbelt Chlor Alkali Partnership (“SunBelt”). Concurrent with the execution of the Purchase Agreement, Olin, through an affiliate, bought all of 1997 CVI’s equity interests in SunBelt. As a result, Olin now owns, indirectly, all of the equity interests in SunBelt.
Under the terms of the Purchase Agreement, we received cash of $132.3 million, the assumption by Olin of our guarantee of $42.7 million aggregate principal amount of senior secured notes issued by SunBelt, and potential annual earn-out payments for three fiscal years ending December 31, 2011, 2012 and 2013, if SunBelt meets certain earnings thresholds.
Pro Forma Financial Information
The accompanying unaudited condensed consolidated pro forma balance sheet as of December 31, 2010 and unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 2010 have been prepared in accordance with Regulation S-X instructions.
The unaudited condensed consolidated pro forma statement of operations assumes that the divestiture of our equity investment in SunBelt occurred as of January 1, 2010. The unaudited condensed consolidated pro forma balance sheet assumes that the divestiture of our equity investment in SunBelt occurred as of December 31, 2010.
The preparation of these unaudited condensed consolidated pro forma financial statements requires management to make estimates and assumptions based upon the information known at the time. Actual results could differ from these estimates.
These unaudited condensed consolidated pro forma statements should be read in conjunction with our financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2010.
Operating results reflected in the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2010 are not necessarily indicative of the results that may be attained in subsequent periods.

PolyOne Corporation and Subsidiaries
Condensed Consolidated Pro Forma Balance Sheets (Unaudited)
(In millions)

	December 31,		December 31,
	2010		2010
	Reported	Adjustments	Pro forma
		(a)
Assets
Current assets:
Cash and cash equivalents	$378.1	$132.3	$510.4
Accounts receivable, net	294.5	—	294.5
Inventories	211.3	—	211.3
Other current assets	55.1	—	55.1

Total current assets	939.0	132.3	1,071.3
Property, net	374.4	—	374.4
Investment in equity affiliates and nonconsolidated subsidiary	2.7	(2.7)	—
Goodwill	164.1	—	164.1
Other intangible assets, net	67.8	—	67.8
Deferred income tax assets	59.7	8.8	68.5
Other non-current assets	64.2	—	64.2

Total assets	$1,671.9	$138.4	$1,810.3

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$20.0	$—	$20.0
Accounts payable	269.0	—	269.0
Accrued expenses and other liabilities	145.8	58.2	204.0

Total current liabilities	434.8	58.2	493.0
Long-term debt	432.9	—	432.9
Postretirement benefits other than pensions	19.4	—	19.4
Pension benefits	154.5	—	154.5
Other non-current liabilities	114.3	0.5	114.8
Shareholders’ equity	516.0	79.7	595.7

Total liabilities and shareholders’ equity	$1,671.9	$138.4	$1,810.3

See accompanying notes to the unaudited condensed consolidated pro forma financial statements

PolyOne Corporation and Subsidiaries
Condensed Consolidated Pro Forma Statement of Operations (Unaudited)
(In millions, except per share data)

	Year Ended December 31, 2010
	Reported	Adjustments	Pro forma
		(b)
Sales	$2,621.9	$—	$2,621.9
Cost of sales	2,193.0	—	2,193.0

Gross margin	428.9	—	428.9
Selling and administrative	296.6	—	296.6
Income related to equity affiliates	42.0	(23.1)	18.9

Operating income	174.3	(23.1)	151.2
Interest expense, net	(31.5)	—	(31.5)
Debt extinguishment costs	(29.5)	—	(29.5)
Other expense, net	(2.3)	—	(2.3)

Income before income taxes	111.0	(23.1)	87.9
Income tax (expense) benefit	51.6	8.7	60.3

Net income	$162.6	$(14.4)	$148.2

Earnings per common share:
Basic earnings	$1.75		$1.59
Diluted earnings	$1.69		$1.54

Weighted-average shares used to compute earnings per share:
Basic	93.1		93.1
Diluted	96.0		96.0
See accompanying notes to the unaudited condensed consolidated pro forma financial statements

PolyOne Corporation and Subsidiaries
Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited)
Note 1 — Pro Forma Adjustments
The unaudited condensed consolidated pro forma statement of operations assumes that the sale of PolyOne’s equity investment in SunBelt occurred as of January 1, 2010. The unaudited condensed consolidated pro forma balance sheet assumes that the sale of our equity investment in SunBelt occurred as of December 31, 2010.
Accordingly the following adjustments were made in preparing the unaudited condensed pro forma statements —
(a)	Record cash proceeds of $132.3 million and associated adjustments resulting from the sale of SunBelt, inclusive of certain tax structuring initiatives.

(b)	Reverse the Income related to equity affiliates for SunBelt.
Note 2 — Non-recurring Items
The items discussed below are excluded from the unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 2010. We will include in the unaudited condensed consolidated statement of operations for the three months ending March 31, 2011 a pre-tax gain of $129.4 million ($80.7 million after tax) equal to the cash proceeds received in excess of our carrying value in SunBelt, which will be partially offset by $1.2 million of associated pre-tax transaction costs.